UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: April 18, 2018

Corix Bioscience, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Wyoming	333-150548	75-3265854
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

16772 West Bell Road, Suite 110-471 in Surprise, Arizona 85374

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

18662 MacAurther Boulevard, Suite 200 in Irvine, California 92612

(ADDRESS OF FORMER PRINCIPAL EXECUTIVE OFFICES)

34225 N. 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085

(ADDRESS OF FORMER PRINCIPAL EXECUTIVE OFFICES)

(623) 551-5808

(ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter. ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 17, 2018, Christ Froese, the corporate Secretary of Corix Bioscience, Inc., a Wyoming corporation (the “Company”), submitted her resignation to the Board of Directors. Ms. Froese will remain an employee of the Company as a “Marketing and Administration Manager.” Ms. Froese has acknowledged that she had the opportunity to seek independent counsel prior to submitting her resignation. Ms. Froese’s resignation letter is attached as an exhibit.

On April 17, 2018, Michael Ogburn, resigned as the Company’s Chairman of the Board of Directors and Chief Financial Officer. As stated below, the Board of Directors consented to Mr. Ogburn continuing in his role as Chief Executive Officer with reporting duties to the Board of Directors no less than once a week until further resolution of the Board of Directors. The Board of Directors also ratified Mr. Ogburn’s Employment Agreement dated August 1, 2017. The Company intends on amending the Employment Agreement to reflect Mr. Ogburn’s new position with the Company. Mr. Ogburn acknowledged that he has had the opportunity to seek independent legal advice in connection with his resignation. Mr. Ogburn’s resignation letter is attached as an exhibit.

There are no known disputes between the Company and Ms. Froese or Mr. Ogburn. The Board of Directors is in the process of evaluating potential successors to fill the vacancy resulting from Mr. Ogburn’s resignation as Chairman of the Board. Once the successor is appointed under the Bylaws, the Board of Directors shall vote on appointment of a successor Chief Financial Officer and Secretary.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

On April 12, 2018, the Securities and Exchange Commission (the “Commission”) issued an Order of Suspension of Trading (the “Order”), stating that the “there is a lack of current and accurate information concerning the securities of [the Company] because of questions regarding the accuracy of assertions by [the Company] . . . in current Internet postings available to investors concerning, among other things, the [C]ompany’s assets and operations in Nevada.” The Commission suspended all trading of the Company’s securities for a ten (10) day period pursuant to Section 12(k) of the Securities Exchange Act of 1934. The suspension period is identified as “from 9:30 a.m. EDT on April 13, 2018 through 11:59 p.m. EDT on April 26, 2018.” As a result of the Order, the Company has been placed on the grey sheets with the OTC Market Place.

As a result of the Order, the Company conducted an investigation regarding representations on the Company’s website. The Company subsequently discovered that a “Certificate of Compliance” posted on the Company’s website from the Nevada Department of Agriculture dated September 28, 2017 is not authentic. The Nevada Department of Agriculture would not comment further on the license posted on the Company’s website. The Company has provided this information to the Commission. The Company’s investigation did not uncover the source of the inauthentic Certificate of Compliance, but the Board of Directors will continue investigating this matter.

The Company advises that investors and the general public should not rely on Certificate of Compliance. Further, the Company has filed a new Industrial Hemp Handler Application with the Nevada Department of Agriculture Plant Industry Division in an attempt to receive a valid Certificate of Compliance from the State of Nevada. It is also attached hereto as an exhibit. The Company will provide updates regarding said application as it is received.

The Company further discloses that it is unable to file its Annual Report on Form 10-K in part due to Mr. Ogburn’s resignation as Chief Financial Officer. Additionally, the Company’s audit of its internal controls and procedures, as well as its financials, have not been completed in light of the Order and the recent investigation by the Board of Directors into the Certificate of Compliance, discussed above. The Board of Directors is in the process of filling the vacancies left by Mr. Ogburn’s resignation, and once filled, the Company intends on filing its Annual Report on Form 10-K as soon as practicable under the circumstances.

The Board of Directors voted on certain measures following special telephonic meetings on April 17, 2018 and April 18, 2018. In addition to accepting the resignations of Mr. Ogburn and Mrs. Froese, as set forth above, the Board of Directors consented to a special telephonic meeting every Wednesday at 3:00 p.m. EST until further notice, as a way to improve its internal controls and procedures. In addition, the Board of Directors voted to stay any pending Stock Exchange Agreements or proposed offerings or sale of stock, i.e. the previously disclosed Stock Exchange Agreement with OG Group, LLC, or any other corporate matter, except for any reporting obligations of the Company under the Securities Exchange Act of 1934, until the appointment of a Chairman of the Board and Chief Financial Officer is named to fill the vacancy left by Mr. Ogburn, and until the filing of the Company’s Form 10-K.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Document

99.1	Christ Froese Resignation Letter
99.2	Michael Ogburn Resignation Letter
99.3	Industrial Hemp Handler Application

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Corix Bioscience, Inc.

By:  /s/ Michael Ogburn

Name:  Michael Ogburn

Title: Chief Executive Officer and President

Dated: April 18, 2018